UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 29, 2007

NEUROBIOLOGICAL TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23280	94-3049219
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Powell Street, Suite 800, Emeryville, California	94608
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 595-6000

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 29, 2007, Neurobiological Technologies, Inc. (the “Company”) entered into an underwriting agreement (“Underwriting Agreement”) with Merriman Curhan Ford & Co. as representative of the several underwriters named in Schedule A thereto (the “Underwriters”). The Underwriting Agreement relates to the public offering, issuance and sale by the Company of 21,818,181 shares of common stock at a public offering price of $2.75 per share, plus up to an additional 3,272,727 shares for the Underwriters’ over-allotment option (the “Offering”). The Offering is being made under a prospectus filed with the Securities and Exchange Commission pursuant to the Company’s registration statement on Form S-1 (File No. 333-145403). Closing of the Offering is subject to certain customary conditions and is expected to occur on or about November 2, 2007 (“Closing”). At Closing, the Company expects to receive gross offering proceeds of approximately $60 million and net offering proceeds of approximately $55 million, after underwriting discounts and estimated expenses.

The Underwriting Agreement is filed as Exhibit 1.1 to this report. The description of the material terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement.

*            *            *

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 30, 2007

NEUROBIOLOGICAL TECHNOLOGIES, INC.

By:	/s/ CRAIG W. CARLSON
Craig W. Carlson
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
1.1	Underwriting Agreement